Exhibit 99.1

Safeguard Scientifics Announces Third Quarter 2015
Financial Results

Partner company aggregate revenue grew 33% and 29% year-over-year during the three months and nine months ended September 30, 2015, respectively

Conference call and webcast today at 9:00 a.m. EDT
Wayne, PA, October 23, 2015 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced third quarter 2015 financial results. Safeguard’s partner companies achieved significant developmental milestones and recorded continued aggregate revenue growth. For the three months ended September 30, 2015, Safeguard partner company aggregate revenue was $114.6 million, up 33% from $86.3 million for the same quarter of 2014. For the nine months ended September 30, 2015, partner company aggregate revenue was $333.1 million, up 29% from $258.2 million for the same period in 2014.

“While public markets suffered substantial volatility during the third quarter, Safeguard’s partner companies continued to grow revenue on an aggregate basis and achieved significant developmental milestones,” said Safeguard President and CEO Stephen T. Zarrilli. “Safeguard remains on track to realize continued growth in partner company aggregate revenue; to increase the total number of our partner companies to approximately 30; to deploy $35 million to $50 million in new partner companies and $30 million to $50 million in follow-on funding for current partner companies; and to execute a minimum of two profitable exits with a minimum aggregate cash value of $50 million. We are confident that our near-term successes will sustain our long-term commitment to drive significant increases in Safeguard’s assets under management.”

For the three months ended September 30, 2015, Safeguard’s net loss was $11.6 million, or $0.56 per share, compared with net loss of $14.0 million, or $0.68 per share, for the same quarter of 2014. For the nine months ended September 30, 2015, Safeguard’s net loss was $45.3 million, or $2.17 per share, compared with net income of $10.0 million, or $0.47 per share, in the same period last year.

At September 30, 2015, Safeguard’s roster of 27 partner companies was comprised of 11 healthcare and 16 technology companies. “The cost of our interests in these companies totaled $278.9 million,” said Jeffrey B. McGroarty, Safeguard Senior Vice President and CFO. “Our net cash, cash equivalents and marketable securities at quarter-end totaled $52.8 million, after subtracting the total carrying value of debt outstanding of $51.4 million. During the third quarter of 2015, we deployed $11.5 million in follow-on funding to two existing partner companies. We also received initial proceeds of $7.8 million from the previously announced sale of Quantia, and we realized an aggregate of $5.9 million in proceeds from milestone payments and escrow from prior years’ exits.”

During the third quarter, Safeguard repurchased $1.7 million of its common stock in open market transactions-representing 99,100 shares with an average price of $17.61 per share-under an ongoing $25 million share repurchase authorization. Additional repurchases may be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission requirements and based on market conditions. At September 30, 2015, Safeguard shares outstanding totaled 20.7 million.

Significant accomplishments by Safeguard’s partner companies during the third quarter include:

•	Product Launches/Regulatory Approvals - Aventura, Good Start Genetics, Propeller Health, Putney, QuanticMind and Trice Medical

•	Major Customer Wins -- AppFirst, Transactis and WebLinc

•	Strategic Partnerships - Beyond, Clutch Holdings, MediaMath, Syapse, Trice Medical and WebLinc

•	Industry Awards/Media Recognition - Apprenda, InfoBionic, Hoopla Software, MediaMath, meQuilibrium, NovaSom, Pneuron and Spongecell

•	Follow-on Financing/Other Transactions - Apprenda, InfoBionic and Medivo

AGGREGATE PARTNER COMPANY REVENUE
For 2015, partner company aggregate revenue is projected to be between $430 million and $450 million, which includes revenue for all partner companies in which Safeguard had an interest at January 1, 2015, but excludes DriveFactor, which was sold in April 2015, and Quantia, which was sold in July 2015. Aggregate revenue for the same partner companies was $359 million for 2014 and $290 million for 2013. Aggregate revenue for all years reflects revenue on a net basis. Revenue data for certain partner companies pertains to periods prior to Safeguard’s involvement with those companies and are based solely on information provided to Safeguard by those companies.

PARTNER COMPANY HIGHLIGHTS
The following partner company highlights represent information as of September 30, 2015.

Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●Up to $5M in revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in revenue ●Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ - High Traction Stage)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and mitigate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top-10 medical billing, coding and practice management companies in the U.S.; has nearly 600 employees in seven regional offices in the U.S. and one office in Bangalore, India; and collects approximately $1 billion annually for its physician, hospital, ambulatory surgery, behavioral health and large office-based clients. Safeguard has deployed $16.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity - The market for AdvantEdge’s services is estimated to be more than $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management. The ongoing pressures created by provider consolidations, reimbursement pressures and accountable care initiatives present challenges for players in the revenue-cycle management space particularly for the smaller companies in the industry that do not have the scale, technological capabilities or economic resources to meet the evolving needs of the market. AdvantEdge intends to capitalize on these industry dynamics to grow its franchise over the long-term.

Operating Highlights - AdvantEdge continues to pursue scale through organic growth and strategic acquisitions, completing eight M&A transactions since 2009. The company’s revenue in 2014 exceeded $40 million. In 2015, AdvantEdge is focused on accelerating organic growth.

Aventura, Inc. (Denver, CO - Initial Revenue Stage)
Aventura is a leading provider of awareness computing for the healthcare industry. Through its patented technology, Aventura delivers awareness of a user’s identity and role, the location within a facility, the device being used, and the patient being treating. Based on this awareness, Aventura immediately delivers a virtual desktop and dynamically provisions the applications and exact screens a user needs to care for that particular patient, eliminating wasteful clicks and keystrokes. As a result, Aventura helps customers achieve their important initiatives in the areas of electronic medical record (“EMR”) adoption and meaningful use requirements, protected health insurance security, mobility and cost containment. Safeguard deployed $6.0 million in Aventura in January 2015 and has a 20% primary ownership position.

Market Opportunity - Hospitals have invested heavily in EMR, driven largely by $36 billion in federal incentives. Despite significant investments in health information systems, efficiency, data security and workflow optimization, challenges around day-to-day access to patient data persist. Searching in multiple applications to compile a complete view of patient charts requires further investment to leverage the EMR spend. U.S.-based hospitals are estimated to spend $1.3 billion to optimize workflow for patient data access, and fewer than half of U.S. hospitals have implemented an optimization solution.

Operating Highlights - During the third quarter of 2015, Aventura launched a workflow optimization solution that addresses common technical obstacles with speech recognition applications. Aventura for Speech Recognition uses situational awareness to provide a customized clinical computing experience that combines fast access to support mobile clinicians. The application intrinsically recognizes each clinician by role, location, device, and patient in the room, eliminating the need for manual login and reducing login time from minutes to seconds. During the quarter, Aventura also appointed healthcare technology veteran, John Glaser, Ph.D. to its board of directors. Glaser is a senior vice president at Cerner Corporation (NASDAQ: CERN), and is responsible for driving its technology and product strategies, interoperability and government policy development. Previously, Glaser was CEO of Siemens Health Services, a company acquired by Cerner in February 2015.

Good Start Genetics, Inc. (Cambridge, MA - High Traction Stage)
Good Start Genetics is a commercial-stage molecular genetic information company focused on fundamentally transforming the standard of care in reproductive medicine by providing physicians and their patients with clinically relevant and actionable information concerning inherited genetic disorders. Through GeneVu™, the company provides a comprehensive and clinically actionable menu of genetic carrier screening tests for known and novel mutations that cause inherited genetic disorders. Through its exclusive relationships with IviGen and iGenomix in the U.S. and Canada, Good Start Genetics offers clinicians additional important tests designed to improve pregnancy success rates and the chances of having a healthy baby. Additionally, through two exclusive agreements with Johns Hopkins University, Good Start Genetics has obtained rights to Fast-SeqS technology, which may streamline the delivery and costs of providing pre-implantation genetic screening and non-invasive prenatal testing. Safeguard has deployed $12.0 million in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity - According to the Centers for Disease Control and Prevention, approximately 62 million women are within reproductive age range in the U.S.; and 6.6 million pregnancies occur annually in the U.S. This presents a total addressable U.S. market opportunity of $1.25 billion to $1.5 billion for carrier screening in reproductive health.

Operating Highlights - During the third quarter of 2015, Good Start Genetics added EmbryVuTM, a new preimplantation genetic screening (“PGS”) test. PGS improves the chances of successful in vitro fertilization by identifying embryos that have an increased chance of implantation and successful pregnancy. Good Start Genetics is offering EmbryVu at considerably lower prices than has historically been offered by other lab offering PGS tests. The company continues to expand access to its GeneVu genetic carrier screening tests to the broader women’s health community, including obstetrics, gynecology and maternal fetal medicine physicians.

InfoBionic, Inc. (Lowell, MA - Development Stage)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias. InfoBionic’s MoMe® Kardia system will empower physicians with control to transform the efficiency with which they manage cardiac arrhythmia detection and monitoring processes for their patients. Leveraging a comprehensive, cloud-based remote patient monitoring platform-the first and only of its kind-InfoBionic will deliver on-demand, actionable monitoring data and analytics directly to the physicians themselves. The MoMe Kardia 3-in-1 device streams continuous electrocardiogram, respiration and motion data to the cloud for analysis and delivers automated reporting to any mobile device, tablet or web-based portal where physicians will be able to access and interact with the data they need, in the detail they want-anytime, anywhere. Safeguard has deployed $9.5 million in InfoBionic since March 2014 and has a 39% primary ownership position.

Market Opportunity - The global addressable market for monitoring cardiac arrhythmia and related events is estimated to be approximately $3 billion worldwide, including $1 billion in the U.S.

Operating Highlights - During the third quarter of 2015, Safeguard provided an initial $1.5 million of a $3.5 million commitment in connection with an $8 million Series B-1 financing to support development and commercialization of InfoBionic’s second-generation cardiac arrhythmia detection platform, MoMe® Kardia. Pending clearance by the U.S.

Food and Drug Administration (“FDA”), InfoBionic expects to launch its platform in 2016. During the quarter, InfoBionic also appointed Hamid Tabatabaie, a 30-year health information technology veteran and chief executive of four successful startups, to the company’s board of directors. Tabatabaie is founder and CEO of lifeIMAGE, a cloud-based service for exchange of diagnostic imaging information. In addition, InfoBionic was included in a list of 75 women-led startups in the Boston area compiled by BostInno, an American City Business Journals property.

Medivo, Inc. (New York, NY - Expansion Stage)
Medivo is a healthcare data analytics company that unlocks the power of lab data to improve health. Medivo is the largest source of lab data in the U.S. with access to over 150 million patients through its nationwide network of partner labs. Medivo analyzes large data sets and shares its findings with the medical community at large, as well as with its life science, payer and lab partners, to ensure that appropriate available treatments are provided to patients sooner. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity - Medivo generates revenue through targeting and analytics programs and clinical services. Based on current monetization strategies, the addressable healthcare analytics market for Medivo’s products is estimated to reach $10.8 billion.

Operating Highlights - During the third quarter of 2015, Medivo sold its lab testing authorization services division to PWNHealth to sharpen Medivo’s strategic focus on high-value recurring revenue from aggregating, analyzing and commercializing healthcare data. Medivo has partnered with seven of the top ten life sciences companies, and is working to grow its roster of pharmaceutical clients.

meQuilibrium, Inc. (Boston, MA - Initial Revenue)
meQuilibrium is a digital coaching platform that delivers clinically-validated and highly-personalized resilience solutions to employers, health plans, wellness providers, and consumers increasing engagement, productivity and performance, as well as improving outcomes in managing stress, health and well-being. The clinically validated, HIPAA-compliant, software-as-a-service (“SaaS”) platform delivers an individualized digital coaching experience. The scientifically validated and clinically proven approach is based on 15 years of research showing the link between stress and resilience, and grew out of research on resilience at the University of Pennsylvania. Designed for mobile and desktop use, the scalable meQuilibrium platform guides users through a personalized assessment to develop a long-term roadmap focused on critical skills to boost resilience. Data from the aggregated meQuilibrium user base provide metrics and insights on workforce well being informing human capital strategies and decision-making. Safeguard deployed $6.5 million in meQuilibrium in April 2015 and has a 32% primary ownership position.

Market Opportunity - In the latest Staying@Work Survey from Towers Watson, employers from around the world emphasize that stress is the #1 lifestyle risk factor, propelling absenteeism, productivity, injury and turnover costs. These factors cost U.S. businesses an estimated $300 billion annually, and healthcare expenditures are estimated to be 50% greater for high-stress workers.

Operating Highlights - During the third quarter of 2015, meQuilibrium continued to gain traction with enterprise sales, taking advantage of benefits open-enrollment season. Enterprise clients currently include Citrix, Comcast, Hewlett-Packard, Iron Mountain, Nemours, and Target. Recruiting initiatives are advancing for sales executives to lead business development in the health plan sector and with benefit-consultant and wellness-portal channel partners. meQuilibrium was included in BostInno’s list of 75 women-led startups in the Boston area, and was named a finalist on BostInno’s 50 on Fire which features Boston’s biggest game changers. Co-founder and CEO, Jan Bruce, published “meQuilibrium: 14 Days to Cooler, Calmer and Happier” which outlines how to focus on rewarding activities instead of worry, anxiety, anger and guilt. Co-authors are co-founder Andrew Shatte, Ph.D. and Adam Perlman, M.D. In addition, meQuilibrium hosted a panel at the National Business Group on Health 29th Conference on Employee Health, Productivity and Human Capital. Jan Bruce spoke alongside Dr. Tanya Benenson, Chief Medical Officer of Comcast NBCUniversal who presented the positive impact the meQuilibrium program has had on absenteeism in their call centers.

NovaSom, Inc. (Glen Burnie, MD - Expansion Stage)
NovaSom is a leader in Obstructive Sleep Apnea (“OSA”) home testing with the AccuSom® home sleep test, the only comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals. The FDA-cleared AccuSom is as accurate as sleep-lab testing and significantly more convenient and comfortable for patients. Patients are able to test around their own schedules and can sleep in their own beds, which helps eliminate "first-night" effect and improves data collection. Safeguard has deployed $21.1 million in NovaSom since June 2011 and has a 32% primary ownership position.

Market Opportunity - The OSA diagnostic market in the U.S. is estimated to be approximately $4 billion and is growing more than 15% annually. Only 3 million sufferers in the U.S. have been diagnosed to date, out of an estimated 40 million moderate to severe OSA sufferers.

Operating Highlights - During the third quarter of 2015, chief medical officer Michael Coppola, M.D. was elected as a fellow of the American College of Physicians for his extensive achievement in sleep and pulmonary medicine, public health policy, patient advocacy and scholarly activities over the past 25 years. NovaSom’s AccuSom home sleep test is being featured in an episode of Innovations with Ed Begley Jr. on the Discovery Channel. AccuSom is currently covered for more than 150 million commercially insured U.S. lives. NovaSom is accredited by the Joint Commission as an Ambulatory Care Sleep Diagnostic Center & Telehealth Provider and is classified by the Centers for Medicare & Medicaid Services as an Independent Diagnostic Testing Facility.

Propeller Health, Inc. (Madison, WI - Initial Revenue Stage)
Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management. Propeller Health partners with integrated delivery systems and health plans seeking new solutions to improve quality, strengthen care teams and reduce the cost of care for asthma and chronic obstructive pulmonary disease (“COPD”), the fifth and sixth most expensive diseases in the U.S., respectively. Safeguard deployed $9.0 million in Propeller Health in August 2014 and has a 25% primary ownership position.

Market Opportunity - Asthma and COPD currently cost payers and patients in the U.S. more than $100 billion annually. By 2020, the CDC estimates that the cost of medical care for adults in the U.S. with COPD alone will increase 53% to more than $90 billion.

Operating Highlights - During the third quarter of 2015, Propeller Health received FDA clearance to market its system for use with asthma and COPD medications administered through GlaxoSmithKline’s Diskus dry powder inhaler. FDA-approved marketing claims of "improved adherence" and "reduction in exacerbations" address key unmet needs in respiratory health. Propeller Health’s software-as-a-service, recurring revenue business model continues to draw interest from large pharmaceutical companies, device manufacturers and health insurance providers. M&A and financing activities are increasing in digital health, according to a recent Accenture report. Digital health deals totaled 396 in 2014, up from 118 in 2010. Digital health funding in 2014 was $3.5 billion, compared to less than $1 billion in 2010. In 2015, in the “smart inhaler” space, Teva Pharmaceuticals acquired Gecko Health Innovations of Cambridge, MA and Australia-based Adherium completed an initial public offering. Unlike competing medical product offerings, Propeller Health’s offering in the medical management services category generates recurring revenue based on improved treatment outcomes, patient retention and other analytics versus medical products for competitors. User data show that the Propeller Health system has significantly higher patient engagement and retention rates than other asthma and COPD apps.

Putney, Inc. (Portland, ME - High Traction Stage)
Putney is a rapidly growing pet pharmaceutical company focused on developing high-quality, generic prescription medicines for pets. Putney’s mission is to provide veterinary practices with FDA-approved veterinary generic medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard has deployed $14.9 million in Putney since September 2011 and has a 28% primary ownership position.

Market Opportunity - According to IMS Health, 88% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of FDA Center for Veterinary Medicine approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Packaged Facts, in its April 2014 report entitled, “Pet Medications in the U.S.,” stated that U.S. retail sales of pet medications reached $8 billion in 2013 and projected that the market will grow to more than $10 billion in 2018, reflecting a compound annual growth rate of 5%.

Operating Highlights - During the third quarter of 2015, Putney received FDA approval for its Thiabendazole, Dexmethasone, Neomycin Sulfate Solution, the only generic of Tresaderm® for treating certain bacterial and inflammatory skin disorders in dogs and cats. Commercial distribution of Putney’s seventh new product approval in the past ten months is expected to begin when inventory levels are sufficient to meet anticipated high demand. Gary Eaton, formerly of Idexx, joined the company as vice president for sales and marketing. Putney’s product portfolio now totals 11 generic equivalents of companion animal veterinary drugs. New product launches and growth in the base business continue to drive revenue increases at Putney.

Syapse, Inc. (Palo Alto, CA - Initial Revenue Stage)
Syapse software enables healthcare providers to deploy precision medicine programs. Leading academic and community healthcare providers use the Syapse Precision Medicine PlatformSM to integrate complex genomic and clinical data to provide clinicians with actionable insights at point of care, enabling diagnosis, treatment and outcomes tracking. Safeguard deployed $5.8 million in Syapse in June 2014 and has a 24% primary ownership position.

Market Opportunity - Syapse’s technology provides integral software infrastructure for any healthcare provider utilizing genomics, molecular and high-complexity clinical data in the care of their patients. While Syapse’s platform can be applied to any disease area, early customers have focused on oncology. In October 2015, Oliver Wyman estimated that the market opportunity for Precision Medicine hubs is $200 billion annually.

Operating Highlights - During the third quarter of 2015, Syapse announced a collaboration with UCSF, the University of California Health System, and the California Initiative to Advance Precision Medicine, a public-private effort launched by Governor Edmund G. Brown Jr., to use genetic sequencing to diagnose patients who are hospitalized with acute, potentially life-threatening infectious diseases. The program has received more than $1.2 million in public and private grants and other funding. The university health system is expected to roll out the project over the next 18 months and intends to begin treating patients presenting with encephalitis, meningitis, sepsis or pneumonia. Syapse’s role is to integrate molecular genomic data with clinical data from medical records to support treatment options, track patient outcomes over time, and support the scaling of the program across medical campuses.

Trice MedicalTM (King of Prussia, PA - Initial Revenue Stage)
Trice Medical is a sports medicine company focused on micro invasive technologies. Trice Medical has pioneered fully integrated camera-enabled needle technologies that provide a clinical solution, optimized for use in the physician’s office. The company’s first product is mi-eye™, which is a single-use, streamlined visualization device that uses a standard 14-gauge needle with integrated optics to perform a diagnostic arthroscopy. Trice Medical’s mission is to provide more immediate and definitive patient care, shortening the timeline from injury to recovery significantly reducing the overall cost to the healthcare system. Safeguard has deployed $6.2 million in Trice Medical since July 2014 and has a 28% primary ownership position.

Market Opportunity - In the U.S., it is estimated that more than 32 million magnetic resonance imaging (MRI) exams are conducted each year, of which approximately 8 million are orthopedic in nature. Private insurers, which cover approximately 80% of all sports medicine injuries, often pay an average of $1,500 to $2,000 per MRI-all of which is paid to the facility that owns the MRI and an independent radiologist, not to the orthopedic surgeon who is treating the patient. As a result, Trice Medical’s addressable market opportunity is approximately $15 billion.

Operating Highlights - During the third quarter of 2015, Trice Medical launched its enhanced, mi-eye+, which has an increased depth of field of the optics resulting in a larger range of focus and ease of use. With the mi-eye+ product launch, Trice Medical also completed testing and validation of its in-office clinical protocol for diagnosing knee injuries using the mi-eye+, which should ultimately improve the physicians success rate in performing the mi-eye+ diagnostic exam.

TECHNOLOGY

AppFirst, Inc. (New York, NY - Initial Revenue Stage)
AppFirst's patented technology enables rapid and unintrusive collection of real-time foundational metrics, at the sub-nanosecond level, in conjunction with collecting and time synchronizing multiple other data types. AppFirst’s rich data set can be used for many purposes including security introspection, detailed forensics, regulatory compliance, real time transaction tracing, real time topology viewing, operations management, performance management, detailed cost tracking, and many other applications for both cloud and proprietary environments. Safeguard has deployed $10.6 million in AppFirst since December 2012 and has a 34% primary ownership position.

Market Opportunity - AppFirst competes in the $2.6 billion application-performance monitoring market, where existing vendors are growing 10% per year, according to 2013 Gartner estimates.

Operating Highlights - During the third quarter of 2015, AppFirst added the World Bank and Konica Minolta to its client roster. AppFirst continues to gain traction with the secure enterprise version of its platform for deployments on premise, in the cloud or in a hybrid environment. AppFirst’s platform includes a patented data collection and aggregation offering to deliver visibility into all foundational interactions including, but not limited to, every application call, system event, log file entry, configuration change, third-party application or custom code event as well as data from thousands of plug-ins. AppFirst’s platform includes a big data correlation and aggregation engine providing a normalized and time synchronization view of all collected data across the enterprise in a way previously unavailable using traditional application performance management and polling solutions.

Apprenda, Inc. (Troy, NY - Initial Revenue Stage)
Apprenda is a leading enterprise platform-as-a-service (“PaaS”) company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly. With Apprenda, enterprises can securely deliver an entire ecosystem of data, services, applications and application programming interfaces to both internal and external customers across any infrastructure. Safeguard has deployed $22.1 million in Apprenda since November 2013 and has a 30% primary ownership position.

Market Opportunity - Apprenda was named by Gartner as an early leader for private cloud enabled application platforms (“CEAP”), a new category with a potential annual market opportunity of up to $4 billion. CEAP provides PaaS functionality as a software product, allowing an enterprise to write to a platform that can be deployed in-house on their servers or externally on another vendor’s cloud.

Operating Highlights - During the third quarter of 2015, Apprenda announced that it raised $24 million in funding, led by Safeguard with $10.0 million in follow-on funding. Proceeds will be used to further the adoption of Apprenda’s enterprise PaaS, which helps large organizations-including JPMorgan Chase, McKesson, and AmerisourceBergen-transform into software-defined enterprises and save money. As of July 2015, Apprenda’s staff totaled 87. The company plans to hire 40 to 50 additional employees in engineering, sales and support in order to meet market demand. Apprenda has been designated VMware Ready-vCloud® Air™ status, indicating technical validation and support of Apprenda on VMware platforms. Apprenda solutions are now available in the Cisco Intercloud Marketplace. The Apprenda-Cisco collaboration builds upon recent partnerships with Microsoft Azure and Piston Cloud (recently acquired by Cisco). Forbes also named Apprenda one of the top three best enterprise cloud computing startups to work for, based on data from Glassdoor.

Beyond.com, Inc. (King of Prussia, PA - High Traction Stage)
Beyond.com (“Beyond”), The Career NetworkTM, helps millions of professionals find jobs and advance their careers while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice and resources. Safeguard deployed $13.5 million of capital in Beyond in March 2007 and has a 38% primary ownership position.

Market Opportunity - The global human capital management market is estimated to be $85 billion. According to International Data Corporation, the U.S. recruiting market is estimated to be between $15 billion and $20 billion, while the U.S. online recruiting market is estimated to be approximately $5.3 billion.

Operating Highlights - During the third quarter of 2015, Beyond announced a partnership with Udemy, a leading marketplace for online learning. This partnership will enhance the quality of job applicants by combining Beyond’s career development tools with Udemy’s skills-based courses. In addition, this partnership provides Beyond’s millions of users with the ability to browse and explore Udemy’s 30,000 online courses. Having access to this on-demand content will give Beyond’s members a distinct advantage in the employment market, as they are able to seamlessly attain and develop practical skills.

Bridgevine, Inc. (Atlanta, GA - High Traction Stage)
Bridgevine powers digital marketplace solutions where product and service supply from the leading brands meets consumer and small/medium business demand. Bridgevine brings customers to its vast marketplace through a blend of direct marketing and proprietary distribution channels. Participating partners can acquire new customers, build brand loyalty and unlock new forms of revenue from their existing customer base. Bridgevine’s proprietary software platform facilitates more than 10 million monthly inquiries and more than $2.2 billion in annualized revenue for Bridgevine’s partners. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 17% primary ownership position.

Market Opportunity - Marketing and customer acquisition can represent upwards of 10% of an organization’s total revenues. In 2015 alone, the leading satellite, cable, energy, security and telecommunications companies are expected to spend over $20 billion on customer acquisition, sales, and marketing. Bridgevine's solutions are well positioned within those vertical markets and expands cross sell and upsell in warranty, energy efficiency, home protection and other move-related services.

Operating Highlights - During the third quarter of 2015, Bridgevine achieved its highest profitability ever and expects to continue this pace into 2016. Bridgevine has achieved its defined merger synergies, following the integration of Acceller, and has successfully tested its next generation technology platform to handle more than one billion transactions per month. To further its growth, Bridgevine hired industry veteran Chris Lefebvre, who has deep utility, financial services and retail program experience, to lead Bridgevine’s revenue development.

CloudMine, Inc. (Philadelphia, PA - Initial Revenue Stage)
CloudMine is a mobile backend-as-a-service (“mBaaS”) platform that empowers enterprise developers to build secure, compliant and performant applications up to 70% faster than do-it-yourself methods. At CloudMine, the mission is to reduce complexity, allowing mobile developers to build compelling app content without sacrificing security, data privacy, or the ability to deliver meaningful innovation. CloudMine’s secure mobile foundation is HIPAA and HITECH compliant, and used by world-class enterprises including Mylan, Endo Pharmaceuticals, Barnes & Noble College, and Digitas Health to drive end-user engagement and intelligence. These customers are able to build apps using best-of-breed tools centered on mobile-specific services (push notifications, geolocation, etc.), data security/encryption, app scale, audit ability, logging, and continuous availability. Moreover, CloudMine developers have the flexibility to build and deploy the apps on a variety of leading cloud infrastructure-as-a-service providers-Amazon Web Services, Rackspace, Microsoft, and CenturyLink-and select the optimal programming language to fit their resourcing and technical requirements. As a leader in embracing JavaScript in the enterprise, CloudMine empowers customers to quickly repurpose resources with web skills to usher in a new era of app offerings for connected devices, while concurrently benefiting from the agility and power of the cloud. Safeguard deployed $2.9 million in CloudMine in February 2015 and has a 30% primary ownership position.

Market Opportunity - By 2017, the mobile mBaaS market is projected to be $7.7 billion, up from $216 million in 2012, according to MarketsandMarkets Research. Today, 50% of business processes that involve human tasks require near-real-time responses that are mobile-enabled, according to Gartner research.

Operating Highlights - During the third quarter of 2015, CloudMine achieved ISO certification, and will now be pursuing HITRUST. The CloudMine platform also benefited from a significant enhancement to CodeRunner, the application logic engine enriching customers' ability to deliver robust applications.

Clutch Holdings, Inc. (Ambler, PA - Initial Revenue Stage)
Clutch Holdings (“Clutch”) is a leading provider of advanced consumer management technology that delivers customer intelligence and consumer engagement solutions to premium brands. Clutch’s comprehensive consumer management platform empowers customer-focused businesses to identify, understand and engage their most valuable customers. Clutch’s pioneering customer marketing technology integrates a brand’s first-party, cross-channel customer data spanning traditional point-of-sale systems, ecommerce platforms, mobile applications and social networks providing brands strategic understanding to personalize engagements to their customers. Clutch's solutions deliver exceptional experiences to more than 46 million customers of more than 750 brands across 14 countries. Safeguard has deployed $12.3 million in Clutch since February 2013 and has a 39% primary ownership position.

Market Opportunity - The consumer management category is an emerging, multi-billion dollar industry focused on delivering premier brands the ability to maximize relationships with, and the lifetime value of, their customers. Clutch’s advanced technology platform and consultative approach delivers multidimensional intelligence, sophisticated understanding, strategic engagement and powerful optimization to achieve this.

Operating Highlights - During the third quarter of 2015, Clutch added Meineke, a leader in the automotive service industry as a client, serving as the brand’s strategic customer intelligence and engagement partner. Clutch also entered into a strategic partnership with POS on Cloud, a point of sale software company, to provide cloud-based restaurant and retail gift card, loyalty, and customer intelligence for businesses. In addition, Clutch announced a partnership with fellow Safeguard technology partner company, WebLinc, which provides WebLinc’s clients access to advanced customer loyalty and gift programs that integrate various channels including web and mobile sales, within the commerce platform for increased intelligence and more personalized engagements.

Full Measure Education, Inc. (Washington, DC - Initial Revenue Stage)
Full Measure Education offers colleges and universities a cost-effective SaaS student engagement platform to maximize student success. This system-wide infrastructure increases student persistence, engagement and goal accomplishments, delivering information to students when they want it and how they have come to expect it. With Full Measure Education, schools can redesign communication and student services to streamline administrative processes, automate steps where possible and deliver personalized support to each student. By delivering personalized, relevant and timely communications to students across the entire student lifecycle, students are inspired to achieve their academic goals and institutions can intervene when students exhibit at-risk behavior. Safeguard deployed $4.0 million in Full Measure Education in January 2015 and has a 25% primary ownership position.

Market Opportunity - In the community and junior college markets, there are more than 1,132 colleges. The average revenue per community college is $56 million, which means that the total annual revenue for the community and junior colleges market is approximately $60 billion. These colleges spend $2.5 billion of their budgets on student services, which is the opportunity that Full Measure Education targets.

Operating Highlights - Full Measure Education continues to build out its sales organization with proceeds from an earlier $5.5 million Series B financing led by Safeguard. Clients include the University of Pittsburgh-Bradford, Kansas City Kansas Community College and Parchment.

Hoopla Software, Inc. (San Jose, CA - Initial Revenue Stage)
Hoopla Software (“Hoopla”) provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Hoopla's Sales Motivation Platform combines modern game mechanics, data analytics and broadcast-quality video in a cloud application that makes it easy for managers to motivate team performance and score more wins. Using Hoopla, managers can quickly create contests, competitions and leaderboards around any customer relationship management metric and can broadcast live performance updates to any TV, web or mobile screen, engaging the entire company in an exciting, play-to-win culture. Safeguard has deployed $3.1 million in Hoopla since December 2011 and has a 26% primary ownership position.

Market Opportunity - Hoopla is in the employee performance management market. U.S. companies spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights - During the third quarter of 2015, Hoopla was mentioned in a Wall Street Journal article on trends in the $23 billion annual market for sales automation and performance software. “The combination of predictive smarts and automation promises to push sales into a new era of data-driven efficiency,” the article says. Hoopla continues to expand its sales, marketing and product development efforts to meet the rapidly growing demand for its software.

Lumesis, Inc. (Stamford, CT - Initial Revenue Stage)
Lumesis is a financial technology company focused on providing business efficiency, data and regulatory solutions to the municipal bond marketplace. Lumesis serves the municipal market with industry-leading analysis and compliance solutions that meet the needs of an evolving regulatory environment. Lumesis’ DIVER platform helps more than 500 firms with more than 43,000 users efficiently meet credit, regulatory and risk needs. Safeguard has deployed $5.6 million in Lumesis since February 2012 and has a 45% primary ownership position.

Market Opportunity - Lumesis focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the municipal bond marketplace, which has doubled over the past 10 years. Lumesis estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights - During the third quarter of 2015, Lumesis introduced its Underwriter platform, which helps municipal market participants address regulatory requirements and business efficiencies when underwriting municipal bonds. The platform was built to help firms address the focal point of the SEC’s Municipalities Continuing Disclosure Cooperation initiative and corresponding Cease and Desist Orders, of which 58 have been issued to date with fines totaling nearly $14 million. Additional Orders and fines are anticipated. Lumesis also released a White Paper, Municipal Underwriting Diligence, which offers perspective regarding the importance of proper identification of the Continuing Disclosure Obligated Party(s) when conducting Muni Bond Underwriting diligence and a look at the issue of misclassified filings with the MSRB.

MediaMath, Inc. (New York, NY - High Traction Stage)
MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne (T1) Marketing Operating System™. A pioneer in the industry, introducing the first demand-side platform, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, and transparently across the enterprise. T1 activates data, automates execution and optimizes interactions across all addressable media, delivering superior performance, transparency and control to all marketers with better, more individualized experiences for consumers. Safeguard has deployed $25.5 million in MediaMath since July 2009 and has a 21% primary ownership position.

Market Opportunity - According to eMarketer, total digital ad spending is expected to grow at a compound annual rate of 14% between 2015 and 2018. Worldwide digital ad spending is estimated to be $578 billion in 2015, while programmatic direct ad spending is projected to be $171 billion in 2015.

Operating Highlights - During the third quarter of 2015, MediaMath continued to develop key marketing technology partnerships with IBM and Oracle in separate arrangements. MediaMath can now share data with IBM solutions Silverpop, Interact, Tealeaf, Digital Analytics and xtify so that marketers can leverage insights and execute optimized campaigns across paid and owned channels. In addition, MediaMath partnered with Oracle to create an application for their Marketing Cloud Application in the Oracle user interface. This application empowers both B2B and B2C marketers to leverage end-to-end infrastructure and optimize workflow process to target their audiences at every stage of the customer journey. As part of MediaMath’s global development, MediaMath expanded its video advertising offerings in Europe through a partnership with smartclip, the owner of Programmatic Multiscreen Video SSP SmartX Platform. By integrating the smartclip platform and the TerminalOne Marketing Operating System, marketers can boost cross-channel efforts across desktops, laptops, mobile devices and connected TVs. MediaMath announced the key appointment of Rich

Schmaeling to Chief Financial Officer. Formerly CFO at Lin Media and VP, Finance at Dow Jones, Schmaeling brings extensive knowledge in private and public company operations, as well as M&A experience. Lastly, MediaMath was named one of Crain’s 2015 Best Places to Work, and Glassdoor ranked Joe Zawadzki one of the top CEOs in the small and medium business category.

Pneuron Corporation (Woburn, MA - Initial Revenue Stage)
Pneuron enables organizations to rapidly solve business problems through a groundbreaking, distributed approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches. Pneuron’s innovative Distributed Solutions Platform leverages a microservices-styled architecture to enable customers to accelerate business value and develop reports, products and applications in half the time and cost of traditional methods. Pneuron’s distributed approach is non-invasive, technology-agnostic and leverages an organization’s existing infrastructure, avoiding the deployment risks and IT concerns that are prevalent in today’s centralized data projects. Safeguard deployed $8.5 million in Pneuron since February 2013 and has a 35% primary ownership position.

Market Opportunity - The financial services industry spends approximately $10 billion per year on cloud enablement, information management software and business intelligence/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights - During the third quarter of 2015, Pneuron reported continued rapid growth. Business-intelligence sector growth is projected to remain strong, based on an International Data Corporation study of the Internet of Things that found that 85% of smart objects and data will still be unconnected by 2020. Pneuron systems continue to earn high marks from customers. For a large client with global operations, a system was installed in just three hours, compared to three weeks using conventional business-intelligence tools. Analytics to manage anti-money laundering systems were in place in less than six months for a client with more than 1.8 billion transactions. For another client with an anti-money laundering system, analyst productivity was increased by more than 40% in four weeks. In addition, Pneuron growth and client success is earning industry recognition. The company was named to the 2015 CRN® Emerging Vendors List for delivering next-generation technology to enhance business intelligence.

QuanticMind, Inc. (Redwood City, CA - Initial Revenue Stage)
Founded as InsideVault, QuanticMind, the Platform for Smarter Advertising, is a rapidly growing SaaS company providing enterprise-level, predictive advertising management software for paid search, social, and mobile, which represent the largest digital advertising categories in the world. QuanticMind brings together machine learning, distributed cloud, and in-memory processing technologies to provide the most intelligent, most scalable, and fastest platform available. Sophisticated global marketers including HomeAdvisor, Ogilvy, and Glasses.com are upgrading to QuanticMind to take advantage of its smart data science and flexible big data engine. Safeguard deployed $7.0 million in QuanticMind in June 2015 and has a 25% primary ownership position.

Market Opportunity - Unlike first-generation search engine marketing bid management tools that were designed around 2006, QuanticMind’s predictive advertising management platform was built to the scale of data and complexity of online marketing in 2015 and beyond. The company is well positioned to compete in an addressable advertising management market estimated at $15 billion annually. Spend on paid search, social, display and mobile advertising is expected to grow to $133 billion.

Operating Highlights - During the third quarter of 2015, the company rebranded itself as QuanticMind to emphasize its value proposition as a pioneer in combining data science and machine learning technology. QuanticMind’s search offering allows marketers to manage and optimize campaigns and bidding on Google AdWords, Bing Ads, Yahoo Gemini and other search engines across all devices. Marketers also can manage bidding on related display networks, shopping campaigns and remarketing inventory. The QuanticMind Social product helps marketers manage and optimize campaigns on Facebook Ads and other social networks accessed via mobile devices, desktops and tablets. The QuanticMind Platform offers a decision engine that predicts the best ad investments, customizable analytics, and effortless integration. QuanticMind clients include 1-800-Dentist, Advanced Auto Parts, and Paychex.

Sonobi, Inc. (New York, NY - Initial Revenue Stage)
Sonobi is an advertising technology developer that creates forward-thinking, data-driven tools and solutions to meet the evolving needs of demand- and sell-side organizations within the digital media marketplace. Sonobi helps its clients and strategic partners to forecast new market opportunity, enhance value delivery to clients, and create more profitable businesses through integration of progressive data procurement and user-centric sales management technologies. The company’s primary product is Sonobi Jetstream, a comprehensive online advertising marketplace platform. Safeguard deployed $5.4 million in Sonobi in May 2015 and has a 23% primary ownership position.

Market Opportunity - Premium online advertising is anticipated to grow to a $43 billion market, according to eMarketer, in which programmatic technology has not been fully applied, Sonobi is well-positioned to develop this important advertising segment, with strong technology, synergistic partnerships, a high-quality publisher base and a growing pipeline.

Operating Highlights - During the third quarter of 2015, Sonobi continued development of its Sonobi Jetstream platform with proceeds from a $5.4 million Series A financing round funded by Safeguard. Sonobi serves a number of tier-1 publishers including Hearst Magazines Digital Media, Reader’s Digest Association, Scripps, Bonnier Corp, MailOnline, and Intermarkets. Negotiations are underway with strategic partners on the buy-side, ahead of the full release of the Sonobi Jetstream platform.

Spongecell, Inc. (New York, NY - Expansion Stage)
Spongecell is a creative technology company that allows brand advertisers to create personal connections at a global scale. Offering intelligent data integrations, sophisticated decisioning tools and an easy, streamlined workflow, Spongecell’s Creative Optimization and Relevance Engine (CORE) allows advertisers, and their creative agencies, to make smarter creative decisions and build online campaigns that resonate with customers and respond to whatever the marketing need is. Safeguard has deployed $14.0 million in Spongecell since January 2012 and has a 23% primary ownership position.

Market Opportunity - The size of the U.S. Internet advertising market was approximately $49.5 billion in 2014, with a nine-year compound annual growth rate of 17%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately 40% of the total U.S. Internet advertising market.

Operating Highlights - During the third quarter of 2015, Spongecell was featured in an AdWeek article on innovative young advertising companies, along with Spongecell’s campaign for Coles, one of Australia’s largest retailers. The Australian grocery giant is using Spongecell’s programmatic creative to build ads that feature personalized offers based on the buying preferences of its loyalty club members. Spongecell launched several features during the quarter, including product retargeting, which allows advertisers to remarket based on a consumer’s online browsing behavior, and creative auto-optimization, which allows advertisers to automatically adjust an ad’s creative elements based on ad performance. In addition, Spongecell made significant additions to its roster of data partnerships, adding integrations with several major data management platforms to allow brands to access their first-party data and make smarter advertising decisions. Spongecell continues to see significant traction with its personalized creative product, which allows for real-time updates to ads based on weather, user location, consumer habits and other parameters, as well as its HTML5 ad product, which offers interactive features and dynamic creative functionality in a multiscreen, Flash-free format.

Transactis, Inc. (New York, NY - Expansion Stage)
Transactis is a leading provider of electronic billing and payment solutions. Transactis’ cloud-based electronic bill presentment and payment platform, BillerIQ, is a white-labeled solution that is offered “as-a-service,” enabling businesses to rapidly and securely deliver electronic bills, invoices and documents as well as accept payments online, by phone and via mobile device. BillerIQ is an extremely flexible and scalable platform for businesses ranging from 50 bills per month to Fortune 50 companies with millions of bills per month, across a variety of industries including property management, healthcare, insurance, public sector, utilities and financial services. The deep functionality of BillerIQ helps companies improve both their business-to-consumer and business-to-business payment management, increase collection yields and accelerate cash flow all while reducing costs. Safeguard deployed $9.5 million in Transactis in August 2014 and has a 25% primary ownership position.

Market Opportunity - Fewer than 25% of bills are presented electronically in the U.S. The majority of 1990s-vintage technology and products in this market are on site at a single biller and are client-server oriented. The channel-oriented Transactis model features up-to-date SaaS infrastructure and is positioned to grow with an EBPP market that is expanding at a compound annual rate of 16%, according to a 2013 report by marketing consultant Latente Group.

Operating Highlights - During the third quarter of 2015, Transactis announced long-term contracts with four of the 50 largest U.S. banks and now serves 12 of the top 50 U.S. banks. Transactis continues to grow quarterly revenue and user totals at solid double-digit rates, driven in part by refreshed technology, expanding reseller and product partnerships, and the continued paradigm shift to electronic billing and digital payments.

WebLinc, Inc. (Philadelphia, PA - Expansion Stage)
WebLinc is a commerce platform provider for fast growing online retailers. WebLinc tailors its commerce platform to the needs and scale of mid to large retailers by leveraging extensive experience and success supporting clients’ need for fast growth and system flexibility. By building upon the latest technologies such as Ruby on Rails and MongoDB, WebLinc’s commerce platform has successfully supported some of the fastest growing online retailers. The company's clients include Do It Best Corp., The Mint Julep Boutique, Urban Outfitters’ brand Free People, U.S. Polo Assn., Thomas Scientific, Jeffers Pet, Hello Kitty and many more. Safeguard deployed $6.0 million in WebLinc in August 2014 and has a 29% primary ownership position.

Market Opportunity - According to comScore, eCommerce grew at a rate of 13% year-over-year in the first quarter of 2014, while offline retail was nearly flat, achieving 1% growth from the year before. As this trend continues, WebLinc is positioned to continue helping business-to-business and business-to-consumer companies provide the omnichannel experience that customers now expect. WebLinc accomplishes this through a highly scalable platform, which provides full brand control, depth of features and operational flexibility needed to run the most dynamic retail operations. WebLinc’s early adoption of responsive web design and expertise developing native mobile apps helps clients maximize multi-channel revenue and outperform the competition.

Operating Highlights - During the third quarter of 2015, WebLinc enhanced its digital commerce platform through partnerships with providers of transactional tax management, customer loyalty programs, and fraud and risk management services. New clients include Shiekh Shoes, a West Coast footwear and apparel retailer that wants to improve online and mobile sales and expand nationally.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Friday, October 23, 2015

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) +1 647-788-4901

Replay Number: 855-859-2056 // (International) +1 404-537-3406

Access Code: 42197012

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of third quarter 2015 financial results followed by Q&A.

Replay will be available through November 23, 2015 at 11:59pm EST. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused on two sectors-healthcare and technology. In these sectors, Safeguard specifically targets early- and growth-stage companies in advertising technology, digital media, financial technology, enterprise software, Internet of Things, devices, diagnostics, digital health and healthcare IT. For more information, please visit www.safeguard.com or Follow Us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

# # #

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2015	December 31, 2014

Assets
Cash, cash equivalents and marketable securities	$93,468	$137,160
Other current assets	2,011	1,684
Total current assets	95,479	138,844
Ownership interests in and advances to partner companies	162,988	154,192
Loan participations receivable	2,640	3,855
Long-term marketable securities	10,705	19,365
Other assets	3,341	2,198
Total Assets	$275,153	$318,454

Liabilities and Equity
Other current liabilities	$7,034	$6,557
Total current liabilities	7,034	6,557
Other long-term liabilities	3,928	3,507
Convertible senior debentures	51,441	50,563
Total equity	212,750	257,827
Total Liabilities and Equity	$275,153	$318,454

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating expenses	$3,962	$4,177	$13,596	$14,485
Operating loss	(3,962)	(4,177)	(13,596)	(14,485)

Other income (loss), net	704	(246)	301	31,580
Interest, net	(735)	(621)	(1,896)	(1,801)
Equity loss	(7,635)	(8,962)	(30,062)	(5,329)

Net income (loss) before income taxes	(11,628)	(14,006)	(45,253)	9,965
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(11,628)	$(14,006)	$(45,253)	$9,965

Net income (loss) per share:
Basic	$(0.56)	$(0.68)	$(2.17)	$0.47
Diluted	$(0.56)	$(0.68)	$(2.17)	$0.47

Weighted average shares used in computing income (loss) per share :
Basic	20,919	20,678	20,892	21,042
Diluted	20,919	20,678	20,892	21,418

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating Loss
Healthcare	$—	$—	$—	$—
Technology	—	—	—	—
Total segment results	—	—	—	—
Other items (a)	(3,962)	(4,177)	(13,596)	(14,485)
	$(3,962)	$(4,177)	$(13,596)	$(14,485)

Net income (loss)
Healthcare	$(3,712)	$(4,742)	$(21,128)	$33,164
Technology	(2,966)	(4,109)	(8,344)	(6,108)
Total segment results	(6,678)	(8,851)	(29,472)	27,056
Other items (a)	(4,950)	(5,155)	(15,781)	(17,091)
Net income (loss)	$(11,628)	$(14,006)	$(45,253)	$9,965

(a) Other items include corporate expenses, Penn Mezzanine and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 27 partner companies as of September 30, 2015, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	September 30, 2015

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$154,134	$269,097
Cost method partner companies	4,574	10,035
Other holdings	4,280	36,712
	$162,988	$315,844